EXHIBIT 10.27

SIDE LETTER OF AGREEMENT
This Side Letter of Agreement, dated as of the 20th day of July, 2015 (this “Agreement”), is made by and among Kevin A. Shields, an individual residing in the State of California (“Shields”), Griffin Capital Essential Asset REIT II, Inc. (“GCEAR II”), and Griffin Capital Essential Asset Operating Partnership II, L.P., GCEAR II’s operating partnership (the “Operating Partnership”).

WHEREAS, on June 25, 2015, Griffin Capital Vertical Partners, L.P. (“GCVP”), an affiliate of the sponsor of GCEAR II, made a preferred equity investment (the “Preferred Investment”) into the Operating Partnership in exchange for an amount of preferred units of limited partnership interest in the Operating Partnership (the “Preferred Units”).
WHEREAS, GCVP has entered into a loan agreement with KeyBank, National Association (“KeyBank”) (the “Bridge Loan”), the proceeds of which were used to fund the Preferred Investment.
WHEREAS, Shields serves as the Chief Executive Officer of GCVP, and also serves as the Chief Executive Officer and Chairman of the Board of Directors of GCEAR II, which is the general partner of the Operating Partnership.
WHEREAS, with respect to certain matters and events related to the Preferred Investment, as set forth herein, the parties desire that Shields potentially purchase an amount of common units of limited partnership interest in the Operating Partnership.
WHEREAS, the Board of Directors of GCEAR II (including all of the independent directors of GCEAR II) has determined that this Agreement is in the best interests of GCEAR II and has approved and authorized the entry into this Agreement by GCEAR II and the Operating Partnership.
NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Common Investment. Upon the occurrence of any of the following events (i) KeyBank notifies GCVP that an event of default has occurred pursuant to the terms of the Bridge Loan, (ii) an Optional Repurchase Event (as such term is defined in the Designation of the Rights, Powers, Privileges, Restrictions, Qualifications, and Limitations of the Series A Cumulative Redeemable Preferred Units of the Operating Partnership (the “Series A Designation of Rights”)), (iii) a Liquidation (as such term is defined in the Series A Designation of Rights) or (iv) any number of Preferred Units remain outstanding on December 24, 2015 (six months after the date of issuance of the Preferred Units), Shields shall purchase, at a price per unit equal to the then-current public offering price of Class A shares of common stock of GCEAR II (net of sales commission and the dealer manager fee), an amount of common units of limited partnership interest in the Operating Partnership (a “Common Investment”) in a dollar amount equal to the amount required to allow the Operating Partnership to redeem all of the outstanding Preferred Units, including any accumulated and unpaid distributions, interest or similar additional amounts with respect thereto.
2.Use of Proceeds from Common Investment. The Operating Partnership shall, and GCEAR II shall cause the Operating Partnership to, use all of the proceeds from a Common Investment to affect a full redemption of all outstanding Preferred Units pursuant to Section 5 of the Series A Designation of Rights.
3.Indemnification for Expenses and Losses. Shields agrees to indemnify each of GCEAR II and the Operating Partnership for any losses suffered or expenses incurred as a result of the Preferred Investment or the transactions related thereto.
4.Term; Termination. This Agreement shall remain in effect until the later of (i) December 24, 2015 or (ii) the date upon which no Preferred Units are outstanding.
5.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws that direct the application of the laws of another jurisdiction.
6.Further Assurances. Each party hereto shall, from time to time at and after the date first set forth above, execute and deliver such instruments, documents and assurances and take such further actions as any other party may reasonably request to carry out the provisions of this Agreement.

7.Amendment or Waiver. This Agreement shall not be modified or amended except by a writing executed by all of the parties hereto.
8.Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
9.Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators and other legal representatives.
10.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one instrument. This Agreement may be executed via facsimile or pdf with the same validity as if it were an ink-signed document.
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IN WITNESS WHEREOF, this Side Letter of Agreement shall be deemed effective as of the date first above written.

/s/ Kevin A. Shields
Kevin A. Shields

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.

By:	/s/ Kevin A. Shields
Name:	Kevin A. Shields
Title:	Chief Executive Officer

GRIFFIN CAPITAL ESSENTIAL ASSET OPERATING PARTNERSHIP II, L.P.

By:	GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC., its General Partner

	By:	/s/ Kevin A. Shields
	Name:	Kevin A. Shields
	Title:	Chief Executive Officer

[Signature Page to Side Letter of Agreement]